Contact:
Alexander Nickolatos, CFO
Investorrelations@ecostim-es.com
281-531-7200

Eco-Stim Energy Solutions Closes Financing With Internationally – Recognized Private Equity Fund

HOUSTON, TEXAS – May 29, 2014 - Eco-Stim Energy Solutions, Inc. (“EcoStim” or “the Company”), (OTCQB:ESES) today announced that the Company has closed on the previously announced $22 million convertible debt facility with an investment fund managed by Albright Capital Management, LLC (ACM), an emerging markets investment firm headquartered in Washington, DC. Under the terms of the agreement, ACM is providing the Company with a $22 million convertible debt facility, which will be available to the Company for two years. In addition, the Company has granted a 30 day option to ACM to purchase $8 million of the Company’s common stock in a private placement for $6 per share. ACM will initially appoint one member to the EcoStim Board of Directors and if the 30 day option to purchase common stock is exercised, ACM will appoint two additional members to the EcoStim Board.

The convertible debt facility is secured by certain of the Company’s assets. The Company has made an initial draw of $11.8 million from the facility. The outstanding debt under the facility will accrue interest at 14% per annum with interest payments due annually in arrears. The amounts drawn under the facility are due and payable on April 30, 2018. Any outstanding balance under the convertible debt facility may be converted into the Company’s common stock at a price of $6 per share at the option of ACM. The Company has the ability to repay the debt facility or force conversion after one year. The convertible debt facility has customary financial and other covenants.

The agreement does not require any minimum amount of funds to be drawn under the facility and the Company would not be restricted from securing additional equity capital. The Company may also secure alternative debt financing for new equipment subject to certain limitations. The net proceeds from the initial capital draw are to be used to fund a portion of the Company’s capital needs and ongoing operations in Neuquen, Argentina. The closing of the additional $8 million equity investment as contemplated under the share purchase option is subject to customary closing conditions and approvals and completion of additional due diligence.

The Company can provide no assurances at this time that the $8 million share purchase option will be consummated.

J. Chris Boswell, EcoStim’s President and Chief Executive Officer, stated “We are very excited to complete this initial round of funding with the team from ACM. They bring tremendous emerging-markets experience and knowledge to our Company and we believe they will be an excellent financial partner as EcoStim grows its operations outside of the United States. Together, we believe that the proprietary field management system and the intelligent completion solutions offered by EcoStim will be in high demand. With 80% of the world’s shale resources located outside of North America and 80% of the required equipment, know-how and technology located in North America, we believe our services will be well received in the markets we are pursuing. Further, both EcoStim and ACM believe that the development of shale resources in emerging markets have the potential to stimulate the global economy in a meaningful way. We look forward to working with ACM to build an environmentally-friendly, best-practices company that can help countries around the world develop their resources safely, efficiently and without disrupting the local communities.”

About the Company

Eco-Stim Energy Solutions is an environmentally-focused oilfield service and technology company providing proprietary field management technologies and well stimulation and completion services to oil and gas producers drilling in the rapidly expanding international unconventional shale market. EcoStim’s proprietary methodology and technology offers the potential to decrease the number of stages stimulated in shale plays through a unique process that predicts high probability production zones while confirming those production zones using the latest generation down-hole diagnostic tools. In addition, EcoStim offers its clients completion techniques that can dramatically reduce horsepower requirements, emissions, surface footprint and water usage. EcoStim seeks to deliver well completion services with better technology, better ecology and significantly improved economics for unconventional oil and gas producers worldwide.

Forward--Looking Statements:

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, Included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in Its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These Include the factors discussed or referenced in the “Risk Factors” section of the Company’s 10-K filed with the Securities and Exchange Commission on March 28, 2014 and risks relating to expected continued development of fracturing operations and unconventional activity in Argentina, expected financial results for past and future periods; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of the Company’s resources and liquidity; difficult and adverse conditions In the domestic and global capital and credit markets; risks related to the concentration of our operations In South America; shortages of oilfield and well stimulation service equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; general economic and business conditions, either internationally or domestically or In the Jurisdictions In which the Company operates; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; the Company’s existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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